SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 3, 1999



                               SHOP AT HOME, INC.
                          --------------------------
             (Exact name of registrant as specified in its charter)




                          Tennessee 0-25596 62-1282758
       -----------------------------------------------------------------
                    (State or other (Commission (IRS Employer
                jurisdiction of File Number) Identification No.)
                                 incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 2.  Acquisition or Disposition of Assets

         On June 3, 1999, MFP, Inc. ("MFP"), a Tennessee corporation and a wholly-owned subsidiary of Shop at Home, Inc. ("the Company"), acquired the assets and broadcast license of Television Station WBPT, Bridgeport, Connecticut (the "Station"). The Station was purchased pursuant to an Asset Purchase Agreement, dated February 26, 1999, by and between Paxson Communications of New York-43, Inc., and Paxson New York License, Inc. (together referred to as "Paxson") and MFP, as the assignee of the Company and as purchaser.


         The obligations of the parties under the Asset Purchase Agreement were subject to receipt of the approval of the Federal Communications Commission ("FCC") of the Application for Consent to Assignment of Broadcast Station Licenses (the "Application") filed with respect to the broadcast license to be transferred to the Company. The FCC published public notice of its approval of the Application on April 29, 1999. The Company thereafter assigned its rights to acquire the Station to MFP, and the FCC published public notice on May 21, 1999 of its approval of an application for its consent to this assignment.

         The total purchase price of the Station (excluding minor closing adjustments) was $21.0 million. Of the total purchase price, approximately $4.8 million was placed in an escrow account. The escrow account will be paid to Paxson if the Station increases its cable household reach above that existing on June 3, 1999. The escrow account will be paid to Paxson at the rate of $22 per additional cable household added, with the final determination made six months after the closing date, or in certain events 12 months after the closing. In order for the full amount of the escrow account to be paid to Paxson, the cable household reach must increase from the approximately 689,000 existing households as of June 3, 1999 to 900,000 cable households. Paxson has previously filed a petition with the FCC asking that it amend its rules to provide that the Station be considered a part of the Hartford, Connecticut market, in addition to its current designation as being in the Designated Market Area for New York City. The petition has been partially granted by the FCC, but has not yet become final and may be appealed. If the escrow account is not fully paid to Paxson under the terms of the Asset Purchase Agreement, the remaining amount will be returned to MFP.

         Following the closing, MFP changed the call sign of WBPT to WSAH.

         Funds for the acquisition of the Station was obtained from the a $1.0 million earnest money deposit previously made by the Company, and from the proceeds of a bridge loan from a commercial bank in the principal amount of $20.0 million, which loan was closed on June 3, 1999. On May 25, 1999 the Company filed a Registration Statement with the Securities & Exchange Commission on Form S-3, for the sale by the Company of 8,000,000 shares of its Common Stock, par value $.0025 per share. The form S-3 has been amended by Amendment No. 1 filed on May 27, 1999 and Amendment No. 2 filed on June 11, 1999. It is the intention of the Company to use a portion of the proceeds of this offering, if consummated, to pay the bridge loan in full.

         The acquisition of the Station was accounted for by the Company as an acquisition of assets and not the acquisition of a "business," as defined in SEC Rule 210.11-01(d). Accordingly, no financial statements as specified in Item 7 of Form 8-K with respect to the operation of Paxson prior to the acquisition or pro forma financial information with respect thereto is presented herein. The Company reached this conclusion because the Station has not been historically operated as a broadcast outlet for home shopping programming, and the Company concluded that there was no continuity of revenues from the Station from which relevant historical information could be derived. On January 5, 1998, the Registrant received a letter from the SEC Division of Corporation Finance confirming and agreeing with the Company's decision to account for a previous purchase of broadcast stations as an acquisition of assets.

         The Registration Statement contains disclosures regarding the anticipated effects of the acquisition of the Station on the Company's financial condition, liquidity, capital resources, and operating results. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     SHOP AT HOME, INC.
                                                     (Registrant)



                           By: /s/ George J. Phillips
                           -------------------------------
                           George J. Phillips
                           Vice President and General Counsel

                           Date: June 16, 1999